EXHIBIT 2.3
AMENDMENT NO. 2
TO
SECURITIES PURCHASE AGREEMENT
December 20, 2006
     This AMENDMENT NO. 2 TO SECURITIES PURCHASE AGREEMENT (this “Amendment”) is entered into by and among NATIONSTAR MORTGAGE LLC, a Delaware limited liability company formerly known as Centex Home Equity Company, LLC (the “Company”), CENTEX FINANCIAL SERVICES, LLC, a Nevada limited liability company (“Seller”), and FIF HE HOLDINGS LLC, a Delaware limited liability company (“Purchaser”).
     WHEREAS, the parties have entered into the Securities Purchase Agreement, dated as of March 30, 2006, among the Company, Seller and Purchaser, as amended pursuant to that certain Amendment No. 1 to Securities Purchase Agreement, dated as of July 11, 2006 (the “Agreement”); and
WHEREAS, the parties desire to make certain amendments to the Agreement as set forth herein;
     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
     1. Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Agreement.
     2. Each reference to the term “Total Originations” shall be replaced with the term “Total Adjusted Originations” in Sections 1.2(c) and 3.3 of the Agreement and in Section 1.2(c) of the Company Disclosure Schedule other than in the definition of CTX Alliance Volume.
     3. The following definition of Total Adjusted Originations shall be added to Section 12.1 of the Agreement:
          “Total Adjusted Originations” means the Total Originations, adjusted for the period that begins on the closing date of the acquisition by the Company or any of its Affiliates of the “Champion Mortgage” business (the “Champion Business”) as contemplated by that certain Asset Purchase Agreement, dated as of November 28, 2006, by and between R Acquisition Company LLC, an affiliate of Purchaser and KeyBank National Association (the “Champion Acquisition”) and ends on the last day of the Measurement Period by multiplying the Total Originations during such period by 84%.
     4. The first sentence of the definition of Total Originations in Section 12.1 of the Agreement shall be amended and restated in its entirety as follows:

          ““Total Originations” means the principal balance at the time of origination or acquisition of all Home Equity Loans (i) originated by the Company or any of its Subsidiaries, or, from and after the consummation of the Champion Acquisition, the Champion Business, so long as the Company or any of its Affiliates owns or operates the Champion Business (whether through broker, retail or direct sales channels or otherwise), or (ii) acquired by the Company or any of its Subsidiaries through the Alliance Agreement or (iii) acquired by the Company or any of its Subsidiaries through the correspondent channel.”
     5. The first sentence of Section 1.2(c) of the Agreement shall be amended and restated in its entirety to read as follows:
               “(c) The final incentive payment payable by Purchaser to Seller (the “Final Incentive Payment”) shall be an amount determined based on the Total Adjusted Originations by the Company and its Subsidiaries (or, if applicable, their successors) during the two-year period from and after the first day of the first month that begins subsequent to the Closing Date (e.g., if the Closing Date is July 11, 2006, Total Adjusted Originations would be measured from August 1, 2006 through July 31, 2008) (the “Measurement Period”), in accordance with the provisions set forth on Section 1.2(c) of the Company Disclosure Schedule; provided, however, that in no event shall the Final Incentive Payment be greater than $50,000,000 or less than $13,900,000.”
     6. Company Disclosure Schedule.
          6.1. The following proviso is added to the first paragraph of Section 1.2(c) of the Company Disclosure Schedule immediately prior to the table:
          “; provided, further, that in no event shall the Final Incentive Payment be greater than $50,000,000 or less than $13,900,000”
          6.2. The heading of the table included in Section 1.2(c) of the Company Disclosure Schedule shall be amended and restated in its entirety as follows:

Total Adjusted
Originations	Base Amount	Final Incentive Payment
(dollars in billions)	(dollars)	(dollars)
          6.3. The last row of the table included in Section 1.2(c) of the Company Disclosure Schedule shall be amended and restated in its entirety as follows:

Less than $9.5	$13,900,000	The Base Amount
     7. Miscellaneous.
          7.1. All provisions of the Agreement, unless amended by this Amendment, shall remain unchanged.

          7.2. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          7.3. This Amendment shall become effective if and only if the Champion Acquisition is completed by the Company or any of its Affiliates; provided that, each party hereto has executed and delivered a counterpart hereof to each other party hereto. The Company shall notify Seller with reasonable promptness if the Champion Acquisition is completed by the Company or any of its Affiliates.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers or representatives, as of the date first written above.

SELLER:

CENTEX FINANCIAL SERVICES, LLC, a Nevada limited liability company

By:	/s/ Brian J. Woram

Name:	Brian J. Woram

Title:	Executive Vice President

COMPANY:

NATIONSTAR MORTGAGE LLC
a Delaware limited liability company

By:	/s/ Anthony H. Barone

Name:	Anthony H. Barone

Title:	President and CEO

PURCHASER:

FIF HE HOLDINGS LLC, a Delaware limited liability company

By:	/s/ Peter Smith

Name:	Peter Smith

Title:	Manager